Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Associated Banc-Corp 401(k) & Employee Stock Ownership Plan:

We consent to the incorporation by reference in the registration statement (No. 33-54658) on Form S-8 of Associated Banc-Corp of our report dated June 28, 2012, with respect to the statement of net assets available for benefits of the Associated Banc-Corp 401(k) & Employee Stock Ownership Plan as of December 31, 2011, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2012 annual report for Form 11-K of the Associated Banc-Corp 401(k) & Employee Stock Ownership Plan.

/s/ KPMG LLP

Chicago, Illinois

June 28, 2013